EXHIBIT 10.17

EXTENSION OF THE

GENERAL EMPLOYEES STOCK PURCHASE PLAN

WHEREAS, the Corporation has adopted and maintains the 1997 General Employees Stock Purchase Plan (hereinafter referred to as the “Plan”), which Plan is designed to give employees an opportunity to share in the ownership of the Corporation by offering them options to purchase shares of its common stock at a 15% discount;

WHEREAS:

1)  Section 12.01 of the Plan provides that the Plan shall become effective on the date fixed by the Board of Directors after approval by the stockholders;

2)  On May 13, 1997, the Board of Directors approved a resolution establishing the effective date of the Plan as July 1, 1997;

3)  Section 12.02 of the Plan provides that the Plan shall automatically terminate five years after its effective date unless it shall be extended by resolution of the Board of Directors for one or more additional periods of one year each;

4)  On May 14, 2002, May 13, 2003, August 14, 2006 and May 12, 2009, the Board of Directors approved resolutions extending the term of the Plan; and

5)  The Corporation recommends, and the Board of Directors agrees, that the Plan should be extended for an additional three years commencing July 1, 2012;

RESOLVED, that the Plan, as previously approved by this Board of Directors and the stockholders of this Corporation, be and it hereby is extended for three additional one-year periods, commencing July 1, 2012, July 1, 2013, and July 1, 2014.